UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)         March 3, 2026

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
Nevada
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(IRS Employer Identification No.)

5420 S. Durango Dr., Las Vegas, Nevada, 89113
(Address of principal executive offices) (Zip Code)

(702) 923-9000
(Registrant's Telephone Number, Including Area Code)

NOT APPLICABLE
 (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock ($0.001 par value)	LVS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.			☐

ITEM 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously disclosed, effective March 1, 2026, the Board of Directors of Las Vegas Sands Corp. (the “Company”) appointed Patrick Dumont as Chairman, Chief Executive Officer, President and Treasurer of the Company. In connection with Mr. Dumont’s appointment, the Company entered into a new employment agreement with Mr. Dumont (the “Dumont Employment Agreement”). In addition, on March 3, 2026, the Company entered into new employment agreements with Randy Hyzak, the Company’s Executive Vice President and Chief Financial Officer (the “Hyzak Employment Agreement”), and D. Zachary Hudson, the Company’s Executive Vice President, Global General Counsel and Secretary (together with the Dumont Employment Agreement and the Hyzak Employment Agreement, the “Employment Agreements”). The Employment Agreements are each effective as of March 2, 2026 (the “Effective Date”) and each provide for an employment term that expires on March 2, 2031.
Pursuant to his Employment Agreement, Mr. Dumont will be eligible to receive (i) a base salary equal to $2,500,000 (which does not reflect a change from Mr. Dumont’s prior employment agreement), (ii) a target annual cash incentive award opportunity equal to 250% of his base salary, (iii) a target annual equity award opportunity equal to 725% of his base salary, and (iv) security services, Company-owned aircraft usage for business and personal purposes, and, at his election, first class travel on commercial airlines for all business trips and first class hotel accommodations.
Pursuant to his Employment Agreement, Mr. Hyzak will be eligible to receive (i) a base salary equal to $1,350,000, (ii) a target annual cash incentive award opportunity equal to 200% of his base salary, and (iii) a target annual equity award opportunity equal to 250% of his base salary.
Pursuant to his Employment Agreement, Mr. Hudson will be eligible to receive (i) a base salary equal to $1,600,000, (ii) a target annual cash incentive award opportunity equal to 200% of his base salary, and (iii) a target annual equity award opportunity equal to 425% of his base salary.
The Employment Agreements provide that each executive will be eligible to receive (i) subject to his execution of a release of claims, separation benefits for a termination without cause or for good reason equal to: one times the sum of his base salary plus his target bonus; any unpaid bonus for the prior year; a pro-rata target bonus for the year of termination; and continued participation in the Company’s health and welfare benefit plans and employer contributions to certain retirement and deferred compensation plans, if any, for one year, (ii) subject to his execution of a release of claims, separation benefits for a termination without cause or for good reason that occurs within twenty-four months of a change of control equal to: two times the sum of his base salary plus his target bonus; any unpaid cash bonus for the prior year; a pro-rata target bonus for the year of termination; and continued participation in the Company’s health and welfare benefit plans and employer contributions to certain retirement and deferred compensation plans, if any, for two years, and (iii) subject to his (or his estate’s) execution of a release of claims, separation benefits for a termination due to death or disability equal to: one times his base salary and any unpaid cash bonus for the prior year. In addition, each Employment Agreement provides that upon any termination of employment, all equity awards granted prior to the Effective Date will continue to be treated in accordance with their existing terms (whether by virtue of their existing employment agreement or the terms of the applicable award agreements), and all equity awards granted on or following the Effective Date will be subject to the terms and conditions set forth in the applicable equity award agreement. Each of the Employment Agreements also includes a one-year non-competition and non-solicitation covenant and a perpetual confidentiality covenant.
The foregoing summaries are qualified in their entirety by reference to the complete text of the Employment Agreements, copies of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 5, 2026

LAS VEGAS SANDS CORP.
By:	/S/ D. ZACHARY HUDSON
Name: D. Zachary Hudson Title: Executive Vice President, Global General Counsel and Secretary